AMENDMENT NO. 12

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of April 22, 2014, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Counselor Series Trust (Invesco Counselor Series Trust), a Delaware statutory trust, is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to add Invesco Strategic Real Return Fund;

NOW, THEREFORE, the parties agree as follows;

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolios	Effective Date of Agreement
Invesco American Franchise Fund	February 12, 2010
Invesco California Tax-Free Income Fund	February 12, 2010
Invesco Core Plus Bond Fund	June 2, 2009
Invesco Equally-Weighted S&P 500 Fund	February 12, 2010
Invesco Equity and Income Fund	February 12, 2010
Invesco Floating Rate Fund	July 1, 2006
Invesco Global Real Estate Income Fund	March 12, 2007
Invesco Low Volatility Equity Yield Fund	July 1, 2006
Invesco Growth and Income Fund	February 12, 2010
Invesco Pennsylvania Tax Free Income Fund	February 12, 2010
Invesco Small Cap Discovery Fund	February 12, 2010
Invesco Strategic Real Return Fund	April 22, 2014

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President
(SEAL)

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

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